NEWS RELEASE

                                                            October 25, 2005

For Release:      Immediately
Contact: Investors:  Stacey A. Renner, (845) 486-5730
         News Media: Denise D. VanBuren, (845) 471-8323

        CH Energy Group Reports 8-Cent Increase in Third-Quarter Earnings

(Poughkeepsie, NY) Earnings per share for the third quarter of 2005 for CH Energy Group, Inc. (NYSE:CHG) were 36 cents per share, versus the 28 cents per share posted during the same quarter of 2004, a nearly 30-percent increase.

         The gain resulted from several items, including increased electric delivery revenues resulting from hot summer weather and growth in the number of customers served; higher returns on temporary investments; lower effective tax rates; and improved operating margins within the Company's fuel distribution business subsidiaries, primarily in delivered motor fuels. Quarterly earnings increased despite certain regulatory items such as the expiration of the utility's multi-year auction incentive related to the sale of its former fossil fuel generating units and the recording of an assessment for non-attainment of certain electric reliability standards.

         Year-to-date, the Company reports earnings of $2.07, a reduction of 2 cents as compared to the first three quarters of 2004.

         "The hot summer clearly played a part in driving this quarter's results," explained Steven V. Lant, Chairman of the Board, President and Chief Executive Officer. "Cooling degree-days, a measure of the need for air conditioning, were 57 percent higher than last year and 55 percent higher than normal. Our customers set five new peak usage records during a summer that is estimated to have been the hottest in 30 years.

         "However, some of the other positive factors may prove more sustainable, and we're working to bring those about. We're also working hard to communicate with our customers regarding higher energy supply costs to help them manage higher bills."

Regulated Electric and Gas Business

         Central Hudson Gas & Electric Corporation's contribution to third-quarter earnings was 42 cents per share, a decrease of 4 cents from the 46 cents posted during the same period of 2004. However, last year's quarter included 9 cents per share of non-recurring regulatory items.

         Lant said that the utility's July 29, 2005, filing of a proposal to increase electric and natural gas delivery rates is proceeding according to its 11-month procedural schedule. Delivery rates last rose for electric customers in 1993 and for natural gas customers in 1991.

Unregulated Fuel Distribution Businesses

         The fuel oil distribution businesses of Central Hudson Enterprises Corporation (CHEC) improved by 3 cents for the quarter. The improvement in earnings resulted largely from an increase in margins, primarily in delivered motor fuels, and an increase in service profitability. Rising operating and interest expenses reduced earnings within the business unit, partially offsetting the improvements.

Unregulated - Other Businesses

         Holding Company CH Energy Group, Inc. and CHEC partnership investments contributed 9 cents per share to earnings during the third quarter, which was 9 cents greater than the same period of 2004. Lower income taxes and increased earnings on temporary investments were among the factors that contributed favorably during the quarter.

2005 Earnings Projections

         Lant reiterated the Company's earlier projection that 2005 consolidated annual earnings would total between $2.55 and $2.75 per share, composed of the following segments: Central Hudson, $2.15 - $2.25; fuel oil distribution businesses, 10-15 cents; and unregulated, other businesses (including Holding Company CH Energy Group, Inc.), 30-35 cents.

About CH Energy Group

         With more than 440,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 358,000 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation includes business units delivering energy and related services to more than 80,000 customers in eight states and the District of Columbia. Its regional footprint stretches from Connecticut to the Washington, D.C. area, as well as interests in a Lexington, Neb., ethanol plant and two wind power projects.

                                      # # #

Conference Call: Mr. Lant will conduct a conference call with analysts and investors to review financial results at 4:00 p.m. (ET) today, Oct. 25, 2005. Dial-in: 1-800-230-1096; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 7:45 (ET) on Oct. 25, 2005, until 11:59 p.m. (ET) on Nov. 1, 2005, by dialing 1-800-475-6701 and entering access code # 798908. In addition, the call will be web cast live and available for approximately 30 days via the Company's Web site at www.CHEnergyGroup.com, where consolidated financial statements may also be found.

Forward-Looking Statements
     Statements included in this news release, including its Appendix and the documents incorporated by reference which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group, Inc. and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: weather; energy supply and demand; fuel prices; interest rates; potential future acquisitions; developments in the legislative, regulatory and competitive environment; market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs; the success of strategies to satisfy electricity requirements now that Central Hudson's major electric generation assets have been sold; future market prices for energy, capacity, and ancillary services; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group, Inc. and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH Energy Group, Inc. announces the following operating results for the periods indicated:


3 Months Ended September 30                   2005                   2004
                                              ----                   ----

  Operating Revenues                      $227,896,000           $161,872,000

  Net Income                              $  5,746,000           $  4,451,000

  Earnings Per Share - Basic                 $  .36                 $  .28
  Earnings Per Share - Diluted               $  .36                 $  .28

  Average Shares Outstanding - Basic       15,762,000              15,762,000
  Average Shares Outstanding - Diluted     15,769,000              15,770,000




12 Months Ended September 30                  2005                    2004
                                              ----                    ----

  Operating Revenues                     $904,846,000            $778,747,000

  Net Income                             $ 42,107,000            $ 44,398,000

  Earnings Per Share - Basic                $ 2.67                  $ 2.82
   Earnings Per Share - Diluted             $ 2.67                  $ 2.81

  Average Shares Outstanding - Basic       15,762,000              15,762,000
  Average Shares Outstanding - Diluted     15,768,000              15,771,000
                                                                      page  -1-
                                    APPENDIX
Highlights Relative to Prior Year

                                                                      2005 More
3 Months Ended September 30:         2005 1        2004 1       (Less) than 2004

Operating Revenues               $227,896,000    $161,872,000    $ 66,024,000

Income Available for
      Common Stock               $  5,746,000    $  4,451,000    $  1,295,000

Earnings Per Share
      Of Common Stock (Basic)          $.36           $.28            $.08

Average Shares Outstanding (Basic) 15,762,000     15,762,000
      1 Unaudited

Consolidated basic earnings per share of CH Energy Group Inc. (CHEG), increased $.08 per share due to the following:

         Unregulated - Other:  + $.09

o Up $.09 due to lower income taxes, including our adjustment for 2004 taxes and a related adjustment of the 2005 accrual. The increase also reflects higher interest income from short-term investments held by CH Energy Group, Inc. (CHEG), the holding company.

         Unregulated - Fuel Oil Distribution:  + $.03

o Up $.05 due to an increase in gross margin from Central Hudson Enterprises Corp.'s (CHEC) fuel oil distribution subsidiaries. The increase is due to an increase in margin, primarily in delivered motor fuels, and an increase in service profitability.

o Down $.02 due to an increase in other operating expenses and interest expense. The increase in other operating expenses is due to an increase in general and administrative expenses.

         Regulated Electric and Natural Gas - Central Hudson Gas & Electric Corp. (CHG&E): - $.04

o Up $.17 due to an increase in electric net operating revenues, net of the cost of purchased electricity, fuel and revenue taxes. Total electric delivery sales increased 11% reflecting a 21% increase in sales to residential customers and a 9% increase in sales to commercial customers, both attributable to increased usage due to the hotter weather and modest customer growth. In comparison, total weather-normalized sales increased 1.2% in total, including a 5% increase in residential sales and a 1% decrease in commercial sales. The hotter weather increased earnings from electric delivery billed sales by $.11 per share, which was reduced by the effect of weather-hedging contracts of $.03 per share. Electric residential billing cycle adjusted cooling degree-days were 57% higher than last year and 55% higher than normal.

         Natural gas net operating revenues were essentially unchanged reflecting a less than 1% increase in delivery sales.

o Down $.11 from electric and gas regulatory mechanisms. The decrease was due primarily to an increase in shared earnings from electric operations and the recording of PSC assessments for service interruptions consistent with a PSC Order issued on September 30, 2005. The increase in shared earnings reflects an increase in ratemaking operating income due to an increase in sales.

o Down $.09 due to the absence in the current quarter of the amortization of Central Hudson's share of the gain from the 2001 sale of its interests in its major generating assets. This amortization to other income was completed in December 2004.

o Down $.03 due to an increase in property taxes and depreciation and amortization of utility plant assets.

o Up $.02 due to the net effect of various other items including reductions in payroll and use taxes, income taxes and regulatory carrying charges due to customers. These reductions were partially offset by an increase in interest charges resulting from the issuance of long-term debt in November of 2004.

                                                                       page -2-
Third Quarter Results of Operations

Regulated Electric and Natural Gas - Central Hudson Gas & Electric Corp.

Utility deliveries of electricity within CHG&E's service territory increased 11% in the third quarter of 2005 as compared to the same quarter in 2004. Sales to residential and commercial customers increased 21% and 9%, respectively, resulting from increased usage due to a hotter summer and modest customer growth. Sales to industrial customers decreased 1%. Electric residential billing cycle adjusted cooling degree-days increased 57% over the prior year and were 55% higher than normal.

Utility deliveries of natural gas to firm CHG&E customers were relatively flat, as compared to last year's sales, decreasing by less than 1%. Sales to residential customers increased 1% due to customer growth with no change in sales to commercial customers. Industrial sales, which represent less than 7% of total firm sales in the quarters ended Sept. 2005 and 2004, respectively, decreased 19%, while interruptible sales decreased 16%.

Utility electric and natural gas operating revenues increased $49.2 million (39.5%) from $124.5 million in 2004 to $173.7 million in 2005. Electric revenues increased $46.5 million (41.1%) and gas revenues increased by $2.7 million (23.5%) largely due to an increase in amounts collected through CHG&E's cost adjustment mechanisms that recover its cost of purchased electricity and natural gas. Electric revenues also increased due to the increase in delivery sales noted above. The increase in electric revenues was partially offset by a reduction in revenues for shared earnings, PSC assessments related to service interruptions and weather-hedging contracts. The increase in natural gas revenues also reflects an increase in sales for resale revenues.

Total utility operating expenses, including income taxes, increased $46.9 million (40.1%) from $117.0 million in 2004 to $163.9 million in 2005. The increase in operating expenses results largely from an increase in purchased electricity and natural gas expense, which increased $44.5 million and $2.7 million, respectively. Both reflect an increase in wholesale costs and a change in amounts recorded related to the recovery of these costs through CHG&E's cost adjustment mechanisms for purchased electricity and natural gas costs. The increase in purchased electricity expense is also reflective of an increase in volumes purchased due to increased sales to full service customers. Other operating expenses, including income taxes, decreased $.3 million due to a decrease in income taxes of $1.7 million, resulting largely from a reduction in taxable income. Partially offsetting the decrease in income taxes was an increase in depreciation and amortization of utility plant and taxes other than income taxes.

Other Income decreased $2.2 million (60%) due to the completion of the amortization in December 2004 of Central Hudson's share of the gain from the 2001 sale of its interests in its major generating assets. This decrease was partially offset by a favorable regulatory adjustment for the change in interest rates on CHG&E's variable rate long-term debt. This adjustment offsets the increase in interest on the variable rate debt noted below.

Interest Charges increased $.7 million (19%) due to an increase in interest charges on long-term debt. The increase is due to the issuance of medium-term notes in November of 2004 and increased interest on CHG&E's variable rate debt.

Unregulated - Fuel Oil Distribution

Revenues for CHEC's fuel oil distribution operations increased $ 16.9 million (45.6%) from $37.1 million for the quarter ended September 30, 2004 to $54.0 million for the quarter ended September 30, 2005. The increase in revenues primarily reflects an increase in the average selling price of petroleum in 2005 in comparison to 2004 due to an increase in wholesale costs.

Operating expenses, including income taxes, increased $16.3 million (41.1%) from $39.5 million in 2004 to $55.8 million in 2005 due to an increase in purchased petroleum expense. The cost of petroleum increased $15.2 million due primarily to an increase in the wholesale cost of petroleum in 2005 as compared to 2004. Other operating expenses reflect an increase in general and administrative and interest costs partially offset by a reduction in distribution costs related to lower volumes sold. Income taxes increased due to higher taxable income in 2005 versus 2004.

                                                                      page  -3-
Unregulated -Other

Other Income and income taxes, for CHEG, the holding company, and CHEC's investment in partnerships and interests other than fuel distribution operations increased $1.3 million. The increase is primarily due to a reduction in income taxes, reflecting the impact of the recent filing of Energy Group's 2004 combined tax return and adjustments made to the income tax accrual for 2005. The increase also reflects an increase in interest income from short-term investments held by CHEG due to higher interest rates.

CH Energy Group, Inc.
12 Months Ended September 30, 2005 Relative to the Prior Year

Consolidated basic earnings per share for the 12 months ended September 30, 2005, were $2.67 as compared to earnings of $2.82 for the 12 months ended September 30, 2004. The change in earnings of $.15 per share reflects the following:

                  Down $.28 from the completion of the amortization of CHG&E's share of the gain from the 2001 sale of its interests in its major generating assets. This amortization to other income was completed in December 2004.

                  Down $.13 due to an increase in property taxes and depreciation and amortization of utility plant assets.

                  Down $.12 due to the absence of the amortization of previously deferred electric and gas revenues that ended June 30, 2004, pursuant to the current regulatory agreement.

                  Down $.10 from an increase in CHG&E's other operating expenses including increases in compensation costs and line clearance activities.

                  Down $.05 from a decrease in earnings from CHEC's fuel oil distribution subsidiaries due primarily to reduced volumes related to customer attrition, price induced customer conservation, fuel switching and also milder weather.

                  Up $.22 related to results for CHEG, the holding company, and CHEC's investment in partnerships and interests other than fuel distribution operations. The increase in earnings is due primarily to lower income taxes, including adjustments relating to the completion of a tax audit for 2001 and our adjustments for 2004 and the 2005 tax accruals. The change in earnings also reflects higher interest income from short-term investments held by CHEG.

                  Up $.18 from an increase in electric net revenues due to a hotter summer and customer growth. This $.18 benefit was reduced by $.09 for the effect of weather hedging contracts.

                  Up $.06 due to a reduction in regulatory carrying charges due to customers due to the reduced balance of the Customer Benefit Fund.

                  Up $.07 due to the net effect of various other items including an increase in natural gas net revenues due to customer growth and reductions in payroll and use taxes. This increase in earnings was partially offset by an increase in interest charges resulting from the issuance of long-term debt in February and November of 2004.

CH Energy Group, Inc. (consolidated) remains in a strong financial position. At September 30, 2005 CHEG had $100.6 million in cash and cash equivalents and its current obligations included $44 million of short-term debt outstanding.

                                       ###

Please note that this report plus the consolidated financial statements are available on the Company's website at www.chenergygroup.com.

                                                    CH ENERGY GROUP, INC.
                                             CONSOLIDATED STATEMENT OF INCOME

                                                                  (Unaudited)                   (Unaudited)
                                                                3 Months Ended               12 Months Ended
                                                                 September 30,                September 30,
                                                          ----------------------------  --------------------------

                                                              2005           2004          2005           2004
                                                          -------------   ------------  ------------   -----------
                                                            (Thousands of Dollars)        (Thousands of Dollars)
Operating Revenues
  Electric                                                    $159,589       $113,122      $493,608      $433,832
  Natural Gas                                                   14,115         11,426       137,697       123,225
  Competitive Business Subsidiaries                             54,192         37,324       273,541       221,690
                                                          -------------   ------------  ------------   -----------
    Total Operating Revenues                                  $227,896       $161,872      $904,846      $778,747
                                                          -------------   ------------  ------------   -----------

Operating Expenses
  Operations - Purchased Electricity and Fuel Used in
            Electric Generation, Purchased Natural Gas,
            and Purchased Petroleum                            162,094         99,574       607,934       480,881
    Other Expenses of Operation - Regulated Activities          24,613         24,658        99,802        99,013
    Other Expenses of Operation - Comp. Bus. Subsidiaries       12,642         12,027        53,529        54,073
  Depreciation and Amortization                                  9,116          8,627        36,103        34,510
  Taxes, Other Than Income Tax                                   8,578          7,644        33,846        31,365
                                                          -------------   ------------  ------------   -----------
    Total Operating Expenses                                   217,043        152,530       831,214       699,842
                                                          -------------   ------------  ------------   -----------

Operating Income                                               $10,853         $9,342       $73,632       $78,905
                                                          -------------   ------------  ------------   -----------

Other Income
  Allowance for Equity Funds Used During Construction               31             92           (15)          333
  Interest and Investment Income                                 2,470          1,987         8,647        10,639
  Other - Net                                                     (658)         1,339         1,542         7,475
                                                          -------------   ------------  ------------   -----------
    Total Other Income                                           1,843          3,418        10,174        18,447
                                                          -------------   ------------  ------------   -----------

Interest Charges
  Interest on Debt                                               3,421          2,696        13,239        11,285
  Other Interest                                                 1,015          1,040         3,683         7,728
  Allowance for Borrowed Funds Used During Construction            (92)           (60)         (311)         (151)
                                                          -------------   ------------  ------------   -----------
    Total Interest Charges                                       4,344          3,676        16,611        18,862
                                                          -------------   ------------  ------------   -----------

Income Before Income Taxes and
  Preferred Dividends of Subsidiary                             $8,352         $9,084       $67,195       $78,490

  Income Taxes                                                   2,364          4,391        24,118        33,122
                                                          -------------   ------------  ------------   -----------

Income Before Preferred Dividends of Subsidiary                 $5,988         $4,693       $43,077       $45,368

  Cumulative Preferred Stock Dividends of Subsidiary               242            242           970           970
                                                          -------------   ------------  ------------   -----------

Net Income                                                      $5,746         $4,451       $42,107       $44,398

Dividends Declared on Common Stock                               8,511          8,511        34,046        34,046
                                                          -------------   ------------  ------------   -----------

Amount Retained in the Business                                ($2,765)       ($4,060)       $8,061       $10,352
                                                          =============   ============  ============   ===========


Avg. Shares of Common Stock Outstanding - (Basic) (000s)        15,762         15,762        15,762        15,762
Avg. Shares of Common Stock Outstanding - (Diluted) (000s)      15,769         15,770        15,768        15,771

Earnings Per Share - (Basic)                                     $0.36          $0.28         $2.67         $2.82
Earnings Per Share - (Diluted)                                   $0.36          $0.28         $2.67         $2.81

Dividends Declared Per Share                                     $0.54          $0.54         $2.16         $2.16

                                    CH ENERGY GROUP, INC.
                                CONSOLIDATED BALANCE SHEET


                                                         September 30,     December 31,
                                                          2005 1            2004 2
                                                       --------------------------------
                    ASSETS                                   (Thousands of Dollars)
UTILITY PLANT
  Utility Plant                                          $1,047,270         $1,021,912
    Less Accumulated Depreciation                           330,285            315,691
                                                       -------------      -------------

                                                            716,985            706,221
  Construction Work in Progress                              51,898             38,846
                                                       -------------      -------------

  Net Utility Plant                                         768,883            745,067
                                                       -------------      -------------

OTHER PROPERTY AND PLANT & EQUIPMENT                         23,245             23,139
                                                       -------------      -------------

CURRENT ASSETS
  Cash and Cash Equivalents                                 100,647            119,117
  Accounts Receivable from Customers                         80,523             65,239
  Materials & Supplies                                       31,189             21,459
  Fair Value of Derivative Instruments                        8,724                  -
  Regulatory Assets                                          16,440             17,454
  Special Deposits and Prepayments                           23,567             20,767
  Accumulated Deferred Income Tax                            12,056              9,454
  Other                                                      11,117             13,678
                                                       -------------      -------------

                                                            284,263            267,168
                                                       -------------      -------------

DEFERRED CHARGES AND OTHER ASSETS                           268,531            252,433
                                                       -------------      -------------

      TOTAL                                              $1,344,922         $1,287,807
                                                       =============      =============

    CAPITALIZATION and LIABILITIES

CAPITALIZATION
  Common Equity  3                                         $500,980           $493,465
  Cumulative Preferred Stock:
    Not subject to mandatory redemption                      21,027             21,030
  Long-term Debt                                            319,885            319,883
                                                       -------------      -------------

                                                            841,892            834,378
                                                       -------------      -------------

CURRENT LIABILITIES
  Notes Payable                                              44,000             12,000
  Accounts Payable                                           36,636             43,418
  Accrued Interest                                            2,544              4,629
  Dividends Payable                                           8,754              8,754
  Regulatory Liabilities                                      8,525                  -
  Fair Value of Derivative Instruments                            -                906
  Other                                                      37,224             31,795
                                                       -------------      -------------

                                                            137,683            101,502
                                                       -------------      -------------

DEFERRED CREDITS AND OTHER LIABILITIES                      236,470            231,152
                                                       -------------      -------------

ACCUMULATED DEFERRED INCOME TAX  (NET)                      128,877            120,775
                                                       -------------      -------------

      TOTAL                                              $1,344,922         $1,287,807
                                                       =============      =============

 1 Unaudited.

 2 Subject to explanations contained in the Annual Report of the Company for 2004.

 3 Shares outstanding at September 30, 2005 = 15,762,000.
   Shares outstanding at December  31, 2004 = 15,762,000.

                                                    Selected Financial Information
                                                    ------------------------------
                                                          3 Months Ended September 30,               12 Months Ended September 30,
                                                     -------------------------------------    --------------------------------------
                                                        2005         2004       % Variation     2005           2004      % Variation
                                                     -----------  -----------   -----------   ----------    -----------  -----------

          CENTRAL HUDSON GAS & ELECTRIC CORP.
          -----------------------------------

              Sales of Electricity (Mwh):  *
                   Residential                          620,983        512,087         21      2,137,762      1,997,159          7
                   Commercial                           570,337        521,484          9      2,030,702      1,968,276          3
                   Industrial                           397,462        402,458         (1)     1,486,899      1,468,560          1
                   Other                                  8,137          8,109          -         37,169         37,355          -
                                                     -----------    -----------   --------    -----------   ------------   --------

                        Total Own Territory           1,596,919      1,444,138         11      5,692,532      5,471,350          4
                                                     ===========    ===========   ========    ===========   ============   ========


              Sales of Gas (Mcf.):  *
                   Residential                          314,514        311,763          1      5,293,528      5,275,233          -
                   Commercial                           579,035        578,972          -      6,383,646      6,281,447          2
                   Industrial                            53,188         65,608        (19)       550,156        575,860         (4)
                   Other                                  1,242            332        274         26,257         25,436          3
                                                     -----------    -----------   --------    -----------   ------------   --------

              Total Firm Sales                          947,979        956,675         (1)    12,253,587     12,157,976          1

                   Interruptible Sales                  546,668        649,733        (16)     3,568,797      3,454,726          3
                                                     -----------    -----------   --------    -----------   ------------   --------

              Total Own Territory                     1,494,647      1,606,408         (7)    15,822,384     15,612,702          1
                                                     ===========    ===========   ========    ===========   ============   ========


                    *  Includes volumes related to Electric
                          or Gas Energy Delivery Services.

              Electric Cooling Degree Days:
                   Billing Cycle                            777            494         57            932            680         37
                   Normal Billing Cycle                     502            502          -            659            659          -
                   Actual in Period                         788            474         66          1,028            673         53

              Electric Heating Degree Days:
                   Billing Cycle                             88             89         (1)         6,120          6,004          2
                   Normal Biling Cycle                      146            146          -          6,320          6,320          -
                   Actual in Period                          40             66        (39)         6,105          5,987          2

              Gas Heating Degree Days:
                   Billing Cycle                            118            101         17          6,074          5,986          1
                   Normal Biling Cycle                      125            125          -          6,210          6,210          -
                   Actual in Period                          46             82        (44)         6,054          5,975          1

              Electric Output For Own Territory  (Mwh.):
                   Generated                             19,524         41,292        (53)       128,037        180,279        (29)
                   Purchased                          1,625,400      1,414,351         15      5,847,672      5,550,215          5
                                                     -----------    -----------   --------    -----------   ------------   --------

              Total                                   1,644,924      1,455,643         13      5,975,709      5,730,494          4
                                                     ===========    ===========   ========    ===========   ============   ========

              Gas Send-out  Firm Customers  (Mcf.)      592,325        610,012         (3)     9,814,935      9,940,073         (1)
                                                     ===========    ===========   ========    ===========   ============   ========


          CH ENERGY GROUP, INC.
          ---------------------

              Earnings Per Share - (Basic)                $0.36          $0.28        29         $2.67            $2.82         (5)
              Dividends Declared Per Share                $0.54          $0.54         -         $2.16            $2.16          -




                                                                                         Sept. 30,        Dec. 31,
                                                                                            2005            2004        % Variation
                                                                                         -----------     ------------   -----------

                        Book Value Per Share                                                 $31.78           $31.31          2

                        Retained Earnings (000s)                                           $194,857         $187,772          4

                        Common Equity Ratio (%)                                               56.6%            58.3%         (3)



                              C H ENERGY GROUP, INC

                           Selected Financial Indices

            12 Months Ended September 30, 2005 vs. Calendar Year 2004





                                              12 Months               Calendar
                                                Ended                   Year
                                          September 30, 2005            2004
                                        -----------------------      ----------


Earnings Per Share - (Basic)                    $2.67                   $2.69

Earned Return on Common Equity  (Per Books)     8.37%                   8.52%

Pretax Coverage of Total Interest Charges,
     excluding  AFDC                            4.30 x                  4.34 x

Dividends Declared                              $2.16                   $2.16

Pay-out Ratio                                   80.9%                   80.3%

Percent of Cash Construction Expenditures
     Financed from Internal Funds               68.8%                  100.0%

Common Equity Ratio                             56.6%                   58.3%

Retained Earnings  ($000)                    $194,857                 $187,772

Book Value Per Share  (End of Period)          $31.78                   $31.31

        CH Energy Group Segment Information - 12 Months Ended September 30, 2005

                                              Regulated                 Unregulated
                                     -----------------------    -------------------------
           ($000s Except                          Natural        Fuel Oil
        Earnings Per Share)            Electric       Gas        Distribution      Other      Elim(s).          Total
        -------------------          -----------------------    -------------------------     --------   ----------------
        Revenues from
          external customers            $493,608   $137,697        $272,645         $896       -                $904,846
        Intersegment revenues                 12        285          -           -             ($297)                -
                                     -----------------------    -------------------------   ---------    ----------------

                 Total Revenues         $493,620   $137,982        $272,645         $896       ($297)           $904,846

        Earnings before income taxes     $43,262    $15,145          $3,728       $4,090       -                 $66,225

        Net Income                       $25,773     $8,877          $2,240       $5,217       -                 $42,107

        Earnings per share (basic)         $1.64      $0.56           $0.14        $0.33 (1)   -                   $2.67

        Segment Assets @ 9/30/05        $813,140   $276,182        $138,089     $118,288     ($777)           $1,344,922


     (1)   The amount of Unregulated EPS attributable to CHEC's other business activities was $0.02 per share, with the balance of $0.31 relating to Energy Group, the holding company.  The financial results for Energy Group reflect lower income taxes, including adjustments relating to the completion of a tax audit for 2001and our adjustments for 2004 and the 2005 tax accruals.  Also reflected in Energy Group's results are investment and business development activities.



        CH Energy Group Segment Information - 12 Months Ended September 30, 2004

                                              Regulated               Unregulated
                                     -----------------------    -------------------------
            ($000s Except                         Natural        Fuel Oil
        Earnings Per Share)            Electric       Gas        Distribution      Other      Elim(s).           Total
        -------------------          -----------------------    -------------------------    ---------   ----------------
        Revenues from
          external customers            $433,832   $123,225        $220,551       $1,139       -                $778,747
        Intersegment revenues                 11        305          -           -             ($316)               -
                                     -----------------------    -------------------------   ---------    ----------------

                 Total Revenues         $433,843   $123,530        $220,551       $1,139       ($316)           $778,747

        Earnings before income taxes     $52,436    $17,478          $4,971       $2,635       -                 $77,520

        Net Income                       $30,429     $9,217          $3,003       $1,749       -                 $44,398

        Earnings per share (basic)         $1.93      $0.59           $0.19        $0.11 (1)   -                   $2.82

        Segment Assets @ 9/30/04        $779,236   $228,579        $132,491     $129,273    ($1,305)          $1,268,274


     (1)   The amount of Unregulated EPS attributable to CHEC's other business activities was $0.04 per share, with the balance of $.07 per share resulting primarily from investment and business development activities.

         CH Energy Group Segment Information  - Quarter Ended September 30, 2005

                                              Regulated                Unregulated
                                     -----------------------   -------------------------
           ($000s Except                          Natural       Fuel Oil
         Earnings Per Share)           Electric       Gas       Distribution      Other      Elim(s).            Total
        ---------------------        -----------------------   -------------------------   ----------    --------------

         Revenues from
           external customers           $159,589    $14,115        $54,008         $184        -              $227,896
         Intersegment revenues                 3         14         -           -               ($17)          -
                                     -----------------------   -------------------------   ----------    --------------

                  Total Revenues        $159,592    $14,129        $54,008         $184         ($17)         $227,896

         Earnings before income taxes    $13,084    ($1,957)       ($3,967)        $950        -                $8,110

         Net Income                       $7,750    ($1,107)       ($2,381)      $1,484        -                $5,746
         Earnings per share (basic)        $0.49     ($0.07)        ($0.15)       $0.09 (1)    -                 $0.36

         Segment Assets @ 9/30/05       $813,140   $276,182       $138,089     $118,288     ($777)          $1,344,922


      (1)   Reflects Energy Group earnings attributable to lower income taxes and investment and business development activities.
            The lower income taxes resulted from our adjustments for 2004 taxes and the 2005 accrual.




         CH Energy Group Segment Information  - Quarter Ended September 30, 2004

                                            Regulated                 Unregulated
                                     -----------------------   -------------------------
            ($000s Except                         Natural       Fuel Oil
         Earnings Per Share)           Electric       Gas       Distribution      Other      Elim(s).            Total
        --------------------         -----------------------   -------------------------   ----------    --------------

         Revenues from
           external customers           $113,122    $11,426        $37,085         $239        -              $161,872
         Intersegment revenues                 3          3         -           -                ($6)          -
                                     -----------------------   -------------------------   ----------    --------------

                  Total Revenues        $113,125    $11,429        $37,085         $239          ($6)         $161,872

         Earnings before income taxes    $14,988    ($1,505)       ($4,885)        $244        -                $8,842

         Net Income                       $8,399    ($1,074)       ($2,933)         $59        -                $4,451

         Earnings per share (basic)        $0.53     ($0.07)        ($0.19)       $0.01 (1)    -                 $0.28

         Segment Assets @ 9/30/04       $779,236   $228,579       $132,491     $129,273    ($1,305)         $1,268,274


      (1)   Attributable to Energy Group's investment and business development activities.